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                                                                       F-13

                                                                 Exhibit 10

                               SAFECO CORPORATION
                    DEFERRED COMPENSATION PLAN FOR DIRECTORS


1.       PURPOSE

         The purpose of this Deferred Compensation Plan (the "Plan") is to provide for deferral of payment of all or a portion of any annual retainer fees, meeting fees, or both, payable to directors of SAFECO Corporation (the "Company").

2.       ELIGIBILITY

         Any director of the Company entitled to compensation as a director is eligible to elect to participate in the Plan.

3.       ELECTION TO PARTICIPATE

         a. A director may elect to defer all or a specified percentage of annual retainer fees, meeting fees, or both, that may thereafter become payable, by executing and delivering to the Company a notice which states the amount or the percentage of the fees to be deferred. An election or change in election must be made by December 31 to be effective for fees to be paid in the following year, except that with respect to any new director joining the Board during a calendar year, the election to defer for the remainder of the year must be made within 30 days of such director's appointment or election to the Board.

         b. An election to participate will remain in effect until participation in the Plan terminates, or until the election is changed by a notice to the Company increasing or decreasing the amount or percentage of fees to be deferred. If a director or former director having an account under the Plan (a "Participant") terminates participation in the Plan, all amounts accrued in the Participant's account prior to termination will continue to be held subject to the Plan.

4.       DEFERRAL ACCOUNTS

         a. All fees deferred under the Plan shall be credited to the Participant in a deferral account. Fees shall be credited at the time the fees otherwise are payable.

         b. Interest will be computed on each Participant's account during each calendar year at the federal long-term rate in effect at January 1 of such year for purposes of Section 1274 of the Internal Revenue Code of 1986, as amended.





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5.       DISTRIBUTIONS

         a. A Participant shall elect, by written notice to the Administrative Committee, the timing of distributions from the Plan, such election to be irrevocable once made. The election shall be made no later than December 31 of the year prior to the calendar year in which the Participant reaches age 72. Distributions must commence no later than the year the Participant retires from the Board or otherwise terminates service as a director.

          b. An election shall specify one of the following payment options:

                 (1) Payment of the entire account balance in a single lump sum payment.

                 (2) Payment of the account balance in annual installments over a stated period not to exceed 10 years and the initial year of payment. In the case of payments to be made over two or more years, the amount payable to the Participant each year shall be computed so that the aggregate amount in a Participant's account under the Plan shall be distributed in approximately equal installments in each year for which deferred compensation payments are to be made.

          c. Distributions shall be made in accordance with the election unless the Administrative Committee determines in its discretion that distributions should be made at some different time or in some different manner.

          d. If the Participant fails to furnish the Administrative Committee with a written election regarding the timing of distributions from the Plan, the Participant's entire account balance shall be paid out in a single lump sum payment within 30 days following the Participant's retirement or other termination of service as a director of the Company.

          e. A Participant may request that amounts credited to the Participant's deferral account be distributed during the Participant's term of office as a director of the Company or that an election regarding distribution of the account be changed. Any such request must set forth the reason therefor and is subject to approval by the Committee in its sole and absolute discretion. The Committee may establish guidelines for its own use in considering any such request or any other request or election under the Plan, but such guidelines shall not in any way limit the Committee's discretion in acting upon a request or





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                  election, or in determining the timing and manner of any
                  distribution to be made under the Plan.

6.       BENEFICIARIES

         A Participant may designate one or more beneficiaries to receive distributions from the Plan, upon the death of the Participant. If no beneficiary has been designated, all such amounts shall be paid to the personal representative of the Participant. The death of a Participant shall not affect the timing or manner of distributions from the Participant's account, except as may be otherwise determined by the Administrative Committee upon request of the personal representative or beneficiary of the Participant.

7.       TERMINATION OR AMENDMENT OF THE PLAN

         The Plan may be terminated, modified, or amended from time to time by resolution of the Board of Directors. If the Plan is terminated, all amounts accrued prior to termination will continue to remain subject to the provisions of the Plan as if the Plan had not been terminated.

8.       PARTICIPANTS' RIGHTS

         a. Amounts deferred and accrued under the Plan remain the property of the Company, and no Participant or other person shall acquire any property interest in the account or any other assets of the Company on account of participation in the Plan, a Participant's rights being limited to receiving from the Company the payments provided for in the Plan. The Plan is unfunded, and to the extent that any Participant acquires a right to receive payments from the Plan, such right shall be no greater than the right of an unsecured creditor of the Company.

         b. The right of a Participant or of the Participant's legal representative or beneficiary to receive payments from the Plan shall not be subject to anticipation, sale, assignment, pledge, encumbrance or charge, nor shall such right be liable for or subject to the debts, contracts, liabilities or torts of the Participant, or the Participant's legal representative or beneficiaries.

9.       POWERS OF ADMINISTRATIVE COMMITTEE

         The Board shall from time to time appoint a committee, which shall be designated the Administrative Committee, to administer the Plan. The Administrative Committee shall have full power and authority to construe and interpret the Plan. Members of the Administrative Committee who are otherwise





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         eligible to participate in the Plan may do so while serving as members of such Committee, provided that no member shall be entitled to vote or take any other action as part of the Committee with respect to such member's benefits under the Plan. Decisions of the Administrative Committee shall be final and binding upon the Participants, their legal representatives and beneficiaries. Approval by the Administrative Committee of any election or request made by a Participant or the legal representative or beneficiary of a Participant shall be subject to the sole discretion of the Committee.





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